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                                                               Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                   Commission File No. 333-62128

               PROSPECTUS SUPPLEMENT NO. ONE DATED JULY 26, 2001
                                      TO
                        PROSPECTUS DATED JULY 19, 2001

                           SunGard Data Systems Inc.

                       8,277,346 Shares of Common Stock

     This Prospectus Supplement No. One supplements SunGard's prospectus dated July 19, 2001, as amended by Post Effective Amendment dated July 19, 2001 (together, the "Prospectus") relating to the public offering and sale of up to 8,277,346 shares of SunGard common stock by certain SunGard stockholders, or, among other things, the transactions in which the shares are lent or are resold pursuant to a right of such institution to rehypothecate or use in its own business shares posted to it as collateral.

     This Prospectus Supplement No. One should be read in conjunction with the Prospectus, and this Prospectus Supplement No. One is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement No. One and not otherwise defined herein have the meanings specified in the Prospectus.

                             SELLING STOCKHOLDERS

     The information set forth under the heading "Selling Stockholders" is supplemented as follows:

     Neil S. Hirsch, Steven Rappaport and Alan L. Zimmermann (the "Original Stockholders") each entered into separate agreements with Bear, Stearns International Limited ("BSIL"), a U.K. broker-dealer, under which forward agreements such Original Stockholder may be required to deliver his shares of SunGard common stock. Prior to the maturity of such forward agreements, BSIL may borrow and sell the full number of shares of SunGard common stock posted as collateral under the forward agreement on terms agreed with the respective counterparty. On the open of business on the date of this supplement, Mr. Hirsch, Mr. Rappaport and Mr. Zimmermann respectively own 5,518,015, 2,023,707 and 573,113 shares of SunGard common stock.


                             PLAN OF DISTRIBUTION

     The information set forth under the caption "Plan of Distribution" in the Prospectus is supplemented as follows:
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Bear, Stearns International Limited will sell shares of SunGard common stock covered by this Supplement through its affiliate, Bear, Stearns & Co. Inc., a United States broker-dealer, from time to time in the New York Stock Exchange, Inc. at then-current market prices or through other of the means contemplated in the Plan of Distribution set out in the Prospectus. BSIL will pay Bear, Stearns & Co. Inc. a commission of $0.06 per share in connection with such sales. BSIL may enter into such sales relating to SunGard common stock in connection with the forward agreements. In connection with those forward agreements, BSIL may as principal earn profits or incur losses the extent of which will depend on, among other things, the prices at which its sales of SunGard common stock are executed. Further, BSIL may from time to time enter into arrangements designed to hedge the ultimate settlement value of the forward agreements. BSIL may realize additional gains or losses from these hedging transactions based upon market conditions and other factors, which gains, if any, may be deemed underwriting compensation. In addition, the Company has agreed to indemnify and hold harmless Bear, Stearns & Co. Inc. against certain liabilities under the Securities Act that could arise in connection with the sale of shares of SunGard common stock.

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SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS TO READ ABOUT IMPORTANT
FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF SUNGARD COMMON STOCK.

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     These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

     The date of this prospectus supplement is July 26, 2001.